NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports Second Quarter 2017 Financial Results

Company reports GAAP diluted earnings per share of $0.44 for the second quarter 2017;
Declares a quarterly dividend of $0.525 per share payable September 29, 2017; and
Reaffirms 2017 guidance.

SIOUX FALLS, S.D. - July 25, 2017 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended June 30, 2017. Net income for the period was $21.8 million, or $0.44 per diluted share, as compared with net income of $35.6 million, or $0.73 per diluted share, for the same period in 2016. This $13.8 million decrease in net income is primarily due to the recognition in 2016 of $14.2 million of deferred revenue as a result of a final order in our tracker filings, lower retail electric volumes and higher operating expenses in 2017.  These decreases were partially offset by lower interest and income tax expense.

Additional information can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

"Due to the significant deferred revenue benefit recognized in the second quarter of 2016, we anticipated a decrease in earnings for the second quarter this year. Electric retail revenues were slightly lower than anticipated but we were able to largely offset this by keeping operating expenses below plan,” said Bob Rowe, President and Chief Executive Officer. “We are confident in our ability to deliver full-year earnings within guidance to our investors while providing safe and reliable energy services for our customers.”

NorthWestern Reports Second Quarter 2017 Financial Results
July 25, 2017

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2017	2016	2017	2016 (2)
Revenues	$283,859	$293,120	$651,171	$625,659
Cost of Sales	84,000	81,693	203,817	197,127
Gross Margin (1)	199,859	211,427	447,354	428,532

Operating, General and Administrative Expense	75,188	72,579	156,150	152,440
Property and Other Taxes	39,481	35,208	79,409	70,629
Depreciation and depletion	41,495	39,898	82,956	79,788
Total Operating Expenses	156,164	147,685	318,515	302,857
Operating Income	43,695	63,742	128,839	125,675
Interest Expense, net	(23,408)	(26,421)	(46,808)	(50,930)
Other Income	2,123	1,195	3,623	4,297
Income Before Income Taxes	22,410	38,516	85,654	79,042
Income Tax Expense	(580)	(2,947)	(7,257)	(3,606)
Net Income	$21,830	$35,569	$78,397	$75,436
Basic: Average Shares Outstanding	48,451	48,309	48,418	48,275
Earnings per Share - Basic	$0.45	$0.74	$1.62	$1.57
Diluted: Average Shares Outstanding	48,581	48,386	48,548	48,352
Earnings per Share - Diluted	$0.44	$0.73	$1.61	$1.55

Dividends Declared per Common Share	$0.525	$0.500	$1.05	$1.00
(1) Gross Margin is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
(2) During the fourth quarter of 2016, we early adopted the provisions of Accounting Standards Update No. 2016-09 (ASU 2016-09), Improvements to Employee Share-Based Payment Accounting, revising certain elements of the accounting for share-based payments. As a result of this adoption, during the fourth quarter of 2016, excess tax benefits of $1.8 million related to vested share-based compensation awards were recorded as a decrease in income tax expense in the Condensed Consolidated Statement of Income. The guidance also requires that in future filings that include the previously issued interim financial information, the interim financial information is presented on a recast basis to reflect the adoption of ASU 2016-09 as of January 1, 2016. The Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2016 have been recast to reflect this adoption, resulting in an increase in net income and earnings per share.

Recent Developments
On July 20th the Montana Public Service Commission (MPSC) voted to modify the settlement agreement in our Montana natural gas rate case, resulting in an estimated overall annual increase in delivery services and production charges of approximately $5.1 million (as compared to $5.7 million included in the settlement). Due to the MPSC's modification of the settlement, any of the parties may elect to withdraw and request a new hearing. We will evaluate the impact of these modifications upon receipt of a final order, which we expect in August 2017.

Earnings Drivers
Gross Margin
Consolidated gross margin for the three months ended June 30, 2017 was $199.9 million compared with $211.4 million for the same period in 2016. This $11.5 million decrease was a result of a $15.1 million decrease to items that have an impact on net income and $3.6 million increase for items that are offset by related expense increases and had no impact on net income.

Consolidated gross margin for items impacting net income decreased $15.1 million, including:

•	$14.2 million decrease due to the inclusion of deferred revenues recognized in 2016 as a result of a MPSC final order in our tracker filings regarding prior period lost revenues;

•	$1.4 million decrease in electric retail volumes due primarily to milder spring weather offset by customer growth;

•	$0.8 million adjustment in 2016 in the disallowance of modeling costs based on an MPSC final order;

NorthWestern Reports Second Quarter 2017 Financial Results
July 25, 2017

•	$0.1 million lower gas production margin; and

•	$0.7 million decrease in other miscellaneous margin items

These decreases were partly offset by:

•	$1.3 million increase in natural gas retail volumes due primarily to colder spring weather in our Montana and South Dakota jurisdictions and customer growth;

•	$0.4 million higher demand to transmit energy across our transmission lines due to market conditions and pricing; and

•	$0.4 million decrease in QF related supply costs based on actual QF pricing and output.

The $3.6 million increase in consolidated gross margin that had no impact on net income includes the following:

•	$3.2 million increase in revenues for property taxes included in trackers offset by increased property tax expense; and

•	$0.4 million increase in natural gas production gathering fees offset by higher gathering fees included in operating expenses.

Consolidated gross margin for the six months ended June 30, 2017 was $447.4 million compared with $428.5 million for the same period of 2016.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses were $75.2 million for the three months ended June 30, 2017 compared with $72.6 million for the same period in 2016. The $2.6 million increase was primarily due to:

•	$0.9 million higher labor costs due primarily to compensation increases and more time spent by employees on maintenance projects (which are expensed) rather than capital projects;

•	$0.6 million higher bad debt expense;

•	$0.5 million higher maintenance costs at our Dave Gates Generating Station and Colstrip Unit 4;

•	$0.4 million increase in the value of non-employee directors deferred compensation due to changes in our stock price (offset by changes in other income with no impact on net income); and

•	$0.4 million higher natural gas production gathering expense (offset by higher gathering fees discussed above).
These increases were partly offset by $0.2 million reduction in other miscellaneous expenses.

Consolidated operating, general and administrative expenses for the six months ended June 30, 2017 was $156.2 million compared with $152.4 million for the same period of 2016.

Property and Other Taxes
Property and other taxes were $39.5 million for the three months ended June 30, 2017, as compared with $35.2 million in the same period of 2016. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year, and update based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and recover these amounts. Our Montana property tax tracker mechanism currently allows for the recovery of approximately 60% of the estimated

NorthWestern Reports Second Quarter 2017 Financial Results
July 25, 2017

increase in our state and local taxes and fees (primarily property taxes) as compared with the related amount included in rates during our last general rate case. We expect property tax expense to increase by approximately $10 million on an annual basis in 2017 as compared with 2016.

Property and other taxes for the six months ended June 30, 2017 was $79.4 million compared with $70.6 million for the same period of 2016.

Depreciation and Depletion Expense
Depreciation and depletion expense was $41.5 million for the three months ended June 30, 2017, as compared with $39.9 million in the same period of 2016. This increase was primarily due to plant additions.

Depreciation and depletion expense for the six months ended June 30, 2017 was $83.0 million compared with $79.8 million for the same period of 2016.

Operating Income
Consolidated operating income for the three months ended June 30, 2017 was $43.7 million as compared with $63.7 million in the same period of 2016. This decrease was primarily due to the decrease in gross margin driven by the recognition in 2016 of deferred revenue as a result of a MPSC final order, lower electric retail volumes and higher operating expenses.

Consolidated operating income for the six months ended June 30, 2017 was $128.8 million compared with $125.7 million for the same period of 2016.

Interest Expense
Consolidated interest expense for the three months ended June 30, 2017 was $23.4 million, as compared with $26.4 million in the same period of 2016. This decrease was primarily due to $2.9 million of interest associated with the 2016 MPSC disallowance along with the debt refinancing of the Pollution Control Revenue Refunding Bonds during the third quarter of 2016.

Consolidated interest expense for the six months ended June 30, 2017 was $46.8 million compared with $50.9 million for the same period of 2016.

Other Income
Consolidated other income for the three months ended June 30, 2017, was $2.1 million, as compared with $1.2 million in the same period of 2016. This increase was primarily due to higher capitalization of allowance for funds used during construction (AFUDC) and a $0.4 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, is offset by a corresponding decrease to operating, general and administrative expenses).

Consolidated other income for the six months ended June 30, 2017 was $3.6 million compared with $4.3 million for the same period of 2016.

Income Tax
Consolidated income tax expense for the three months ended June 30, 2017 was $0.6 million, as compared with $2.9 million in the same period of 2016. Our effective tax rate for the three months ended June 30, 2017 was 2.6% as compared with 7.7% for the same period of 2016. We expect our 2017 effective tax rate to range between 7% - 11%.

NorthWestern Reports Second Quarter 2017 Financial Results
July 25, 2017

The following table summarizes the differences between our effective tax rate and the federal statutory rate:

(in millions)	Three Months Ended June 30,
	2017		2016
Income Before Income Taxes	$22.4		$38.5

Income tax calculated at 35% federal statutory rate	7.8	35.0%	13.5	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	(0.5)	(2.2)%	(1.0)	(2.7)%
Flow-through repairs deductions	(4.7)	(21.2)%	(7.0)	(18.1)%
Production tax credits	(1.4)	(6.5)%	(2.3)	(6.0)%
Plant and depreciation of flow-through items	(0.7)	(3.1)%	(0.3)	(0.6)%
Prior year permanent return to accrual adjustments	—	—%	(0.1)	(0.3)%
Other, net	0.1	0.6%	0.1	0.4%
Subtotal	(7.2)	(32.4)%	(10.6)	(27.3)%

Income Tax Expense	$0.6	2.6%	$2.9	7.7%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Consolidated income tax expense for the six months ended June 30, 2017 was $7.3 million compared with $3.6 million for the same period of 2016.

Net Income

Consolidated net income for the three months ended June 30, 2017 was $21.8 million as compared with $35.6 million for the same period in 2016. This decrease was primarily due to the recognition in 2016 of deferred revenue as a result of a MPSC final order in our tracker filings, lower electric retail volumes and higher operating expenses as discussed above, partly offset by lower interest and income tax expense.

Consolidated net income for the six months ended June 30, 2017 was $78.4 million compared with $75.4 million for the same period of 2016.

NorthWestern Reports Second Quarter 2017 Financial Results
July 25, 2017

Reconciliation of Primary Changes from 2016 to 2017

	Three Months Ended June 30,			Six Months Ended June 30,

($millions, except EPS)	Pre-tax Income	Net (1) Income	Diluted EPS	Pre-tax Income	Net (1) Income	Diluted EPS
2016 reported	$38.5	$35.6	$0.73	$79.0	$75.4	$1.55

Gross Margin
Lost revenue adjustment mechanism	(14.2)	(8.7)	(0.18)	(14.2)	(8.7)	(0.18)
Electric retail volumes	(1.4)	(0.9)	(0.02)	7.2	4.4	0.10
MPSC 2016 disallowance (adjustment)	(0.8)	(0.5)	(0.01)	9.5	5.8	0.12
Natural gas production	(0.1)	(0.1)	—	(0.7)	(0.4)	(0.01)
Natural gas retail volumes	1.3	0.8	0.02	7.3	4.5	0.09
Electric transmission	0.4	0.2	—	0.2	0.1	—
Electric QF adjustment	0.4	0.2	—	0.4	0.2	—
South Dakota electric rate increase	—	—	—	1.2	0.7	0.02
Other	(0.7)	(0.4)	(0.01)	1.3	0.8	0.02
Subtotal: Margin Items Impacting Net Income	(15.1)	(9.4)	(0.20)	12.2	7.4	0.16

Property taxes recovered in trackers	3.2	1.9	0.04	6.3	3.9	0.08
Gas production gathering fees	0.4	0.2	—	0.4	0.2	—
Subtotal: Margin Items Not Impacting Net Income (2)	3.6	2.1	0.04	6.7	4.1	0.08

Total Gross Margin	(11.5)	(7.3)	(0.16)	18.9	11.5	0.24
OG&A Expense
Labor	(0.9)	(0.6)	(0.01)	(1.4)	(0.9)	(0.02)
Bad debt expense	(0.6)	(0.4)	(0.01)	(1.9)	(1.2)	(0.03)
Maintenance costs	(0.5)	(0.3)	(0.01)	(2.0)	(1.2)	(0.03)
Non-employee directors deferred compensation	(0.4)	(0.2)	—	1.3	0.8	0.02
Natural gas production gathering expense	(0.4)	(0.2)	—	(0.4)	(0.2)	—
Insurance reserves	—	—	—	1.0	0.6	0.01
Other miscellaneous expense	0.2	0.1	—	(0.4)	(0.2)	—

Total OG&A Expense	(2.6)	(1.6)	(0.03)	(3.8)	(2.3)	(0.05)
Other items
Property and other taxes	(4.3)	(2.6)	(0.05)	(8.8)	(5.4)	(0.11)
Depreciation and depletion expense	(1.6)	(1.0)	(0.02)	(3.2)	(2.0)	(0.04)
Interest expense	3.0	1.8	0.04	4.1	2.5	0.05
Other income (incl. offset to Non-employee compensation above)	0.9	0.6	0.01	(0.7)	(0.4)	(0.01)
Permanent and flow-through adjustments to income tax	—	(3.7)	(0.08)	—	(0.9)	(0.01)
Impact of higher share count & other	—	—	—	0.2	—	(0.01)
Total Other items	(2.0)	(4.9)	(0.10)	(8.4)	(6.2)	(0.13)

Total impact of above items	(16.1)	(13.8)	(0.29)	6.7	3.0	0.06

2017 reported	$22.4	$21.8	$0.44	$85.7	$78.4	$1.61

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.
(2) These items are offset in in related operating expenses and have no impact to net income.

NorthWestern Reports Second Quarter 2017 Financial Results
July 25, 2017

Liquidity and Capital Resources
As of June 30, 2017, our total net liquidity was approximately $113.2 million, including $16.9 million of cash and $96.3 million of revolving credit facility availability. This compares to total net liquidity one year ago at June 30, 2016 of $102.2 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.525 per share, payable September 29, 2017 to common shareholders of record as of September 15, 2017.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2017 and final 2016 adjusted non-GAAP earnings guidance of $3.30 - $3.50 and $3.20 - $3.35 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)
Three Months Ended June 30, 2017
	Pre-tax Income	Net(1) Income	Diluted EPS
2017 Reported GAAP	$22.4	$21.8	$0.44

Non-GAAP Adjustments:
Add back unfavorable weather	2.0	1.2	0.03

2017 Adjusted Non-GAAP	$24.4	$23.0	$0.47

Three Months Ended June 30, 2016
	Pre-tax Income	Net(1) Income	Diluted EPS
2016 Reported GAAP	$38.5	$35.6	$0.73

Non-GAAP Adjustments:
Add back unfavorable weather	5.7	3.5	0.07
MPSC electric tracker disallowance of costs related to years prior to 2016 (adjustment and interest accrual)	2.1	1.3	0.03
Remove Lost Revenue Adjustment Mechanism (LRAM) benefit related to years prior to 2016	(14.2)	(8.7)	(0.18)

2016 Adjusted Non-GAAP	$32.1	$31.7	$0.65

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.

NorthWestern Reports Second Quarter 2017 Financial Results
July 25, 2017

(in millions, except EPS)				Estimated to Meet Guidance
Six Months Ended June 30, 2017				EPS Q3-Q4 2017			EPS Full Year 2017
	Pre-tax Income	Net(1) Income	Diluted EPS	Low	-	High	Low	-	High
2017 Reported GAAP	$85.6	$78.4	$1.61

Non-GAAP Adjustments:
Remove favorable weather	(1.2)	(0.8)	(0.01)

2017 Adjusted Non-GAAP	$84.4	$77.6	$1.60	$1.70	-	$1.90	$3.30	-	$3.50

Six Months Ended June 30, 2016				Q3-Q4 2016			Full Year 2016
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2016 Reported GAAP	$79.0	$75.4	$1.55	$77.5	$88.8	$1.84	$156.5	$164.2	$3.39

Non-GAAP Adjustments:
Add back unfavorable weather	12.8	7.9	0.16	2.4	1.4	0.03	15.2	9.3	0.19
MPSC electric tracker disallowance of costs related to years prior to 2016	12.2	7.5	0.16	—	—	—	12.2	7.5	0.16
Remove Lost Revenue Adjustment Mechanism (LRAM) benefit related to years prior to 2016	(14.2)	(8.7)	(0.18)	—	—	—	(14.2)	(8.7)	(0.18)
Remove generation repairs income tax benefit related to years prior to 2016	—	—	—	—	(12.5)	(0.26)	—	(12.5)	(0.26)

2016 Adjusted Non-GAAP	$89.8	$82.1	$1.69	$79.9	$77.7	$1.61	$169.7	$159.8	$3.30

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.

2017 Earnings Guidance Reaffirmed
NorthWestern reaffirms its 2017 adjusted non-GAAP earnings guidance range of $3.30 - $3.50 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	A consolidated income tax rate of approximately 7%-11% of pre-tax income; and

•	Diluted average shares outstanding of approximately 48.6 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast tomorrow, July 26, 2017, at 3:30 p.m. Eastern time to review its financial results for the quarter ending June 30, 2017. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/21648. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

NorthWestern Reports Second Quarter 2017 Financial Results
July 25, 2017

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on July 26, 2017, at (888) 203-1112 access code 3838390.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 709,600 customers in Montana, South Dakota and Nebraska. We have distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Non-GAAP Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2017 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

NorthWestern Reports Second Quarter 2017 Financial Results
July 25, 2017

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Butch Larcombe (866) 622-8081
butch.larcombe@northwestern.com